Exhibit 10.19
ALTERYX, INC.

October 2, 2020

Dean A. Stoecker

Sent via email

Dear Dean:

On behalf of Alteryx, Inc. (the “Company”), this letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with the Company as Executive Chairman.

1.Position. Effective as of October 5, 2020 (the “Transition Date”) you will cease to be the Chief Executive Officer of the Company and will be appointed as the Company’s Executive Chairman (“Executive Chairman”), reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position of Executive Chairman.

You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board, other than continuing service on the boards of directors of OnRamp Bioinformatics, Inc. and i-Rise Foundation, each of which you currently serve on the date hereof. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), provided that such activities do not at the time the activity or activities commence or thereafter create an actual or potential business or fiduciary conflict of interest.

2.Term. Subject to the terms of this Agreement, this Agreement will remain in effect from the Transition Date and until terminated by you or the Company.

3.Cash Compensation.

a.Base Salary. During the remainder of calendar year 2020, the Company will continue to pay you your current base salary (the “Base Salary”) at the annualized rate of Five Hundred Thousand Dollars ($500,000.00) per year. Payment of your salary shall be less applicable withholding taxes and payable in accordance with the Company’s standard payroll schedule.

b.Annual Bonus. You will remain eligible for an annual target bonus applicable to fiscal year 2020 of 100% of your Base Salary (“Target Bonus”), with the actual bonus amount awarded to you (the “Actual Bonus”) based in all cases upon the achievement of Company and individual performance objectives established by the Compensation Committee of the Board (the “Compensation Committee”). The payment of your Actual Bonus for fiscal year 2020 will be subject to your continued employment as Executive Chairman through and until the date of payment in accordance with the Company’s customary practices, less applicable withholding taxes.

c.Expenses and Reimbursement under Company Policies. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.

Exhibit 10.19
4.Benefits. You will continue to be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives. Notwithstanding the foregoing, and except as expressly set forth in this Agreement, you will not be eligible for any payments or benefits under the Severance and Change in Control Agreement by and between you and the Company, dated on or about March 19, 2020 (the “Severance CIC Agreement”).

5.Equity Awards. Your outstanding options to purchase common stock of the Company, as well as any and all other share-based awards granted to you, including but not limited to share bonus awards, restricted shares, restricted share units or share appreciation rights (your “Equity Awards”) will continue to vest pursuant to the terms and conditions of the respective award agreements and the Company’s 2017 Equity Incentive Plan (the “2017 Equity Plan”) or the Company’s Amended and Restated 2013 Stock Plan (the “2013 Stock Plan” and together with the 2017 Equity Plan, the “Equity Plans”), subject to your continued service to the Company.

6.Fiscal Year 2021 Compensation. The Board (or the Compensation Committee) intends to determine your compensation for fiscal year 2021 (and any subsequent year, as applicable), including your Base Salary, Target Bonus and potential for long-term equity incentive awards, at the same time it reviews executive officer compensation for fiscal year 2021 in accordance with standard practices. The determination of the Board (or the Compensation Committee) of your fiscal year 2021 compensation will be based, in part, on the extent and level of your then-current and expected involvement in the business, including the percentage of working time dedicated to the Company.

7.Board Compensation. You acknowledge that for so long as you are employed as Executive Chairman (or in any other position), you shall not receive any cash or equity compensation as a non- employee member of the Board.

8.Effect of Termination of Employment as Executive Chairman and/or as Services as a Member of the Board.

a.Conclusion of Services as CEO. You agree and acknowledge that your transition from the position of Chief Executive Officer of the Company to the position of Executive Chairman, including, but not limited to, any adjustment in the terms and conditions of your employment related thereto (including entry into this Agreement) shall not constitute grounds for you to terminate your employment for Good Reason (as defined in the Severance CIC Agreement) under the Severance CIC Agreement and will not be considered an involuntary termination under this Agreement, the Severance CIC Agreement or any plan, program or arrangement of the Company, which means you will not be eligible to receive severance or equity acceleration benefits in connection with this transition. You also hereby waive the ability to terminate for Good Reason and receive any payments or benefits under the Severance CIC Agreement following the Transition Date. You further acknowledge and agree that the Severance CIC Agreement shall terminate on December 31, 2020, and you shall cease to have any right or entitlement to payment thereunder for any reason following December 31, 2020.

b.Any Termination. Upon termination of your employment at any time for any reason, you will be paid: (i) any earned but unpaid Base Salary, (ii) other unpaid and then-vested amounts, including any amount payable to you under the specific terms of any agreements, plans or awards, including insurance and health and benefit plans in which you participate and (iii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”). To the extent that you remain on the Board following any such termination, your Equity Awards will continue to vest pursuant to the terms of this Agreement and the terms of such Equity Awards.

Exhibit 10.19

If your position as Executive Chairman is terminated by you or the Company for any reason, you shall promptly resign from the Board and any committee thereof, unless otherwise requested by the Board.

c.Termination as Executive Chairman without Cause Absent a Change in Control. If, on or prior to December 31, 2020, the Company terminates your employment as Executive Chairman without Cause outside of the Change in Control Period (as defined in the Severance CIC Agreement), provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the Company in a form acceptable to the Company; provided, however, such general release of claims shall not extend to, and will have no effect upon, your rights to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance (the “Release”) and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, you shall be entitled to the termination benefits set forth in Section 2(a) of the Severance CIC Agreement. If, after December 31, 2020, the Company terminates your employment as Executive Chairman without Cause not in connection with a Change in Control, you will no longer be entitled to any benefits under the Severance CIC Agreement and instead you will only be entitled to the Accrued Compensation set forth in Section 8(b) above.

d.Termination as Executive Chairman without Cause in Connection with a Change in Control. If, on or prior to December 31, 2020, the Company or its successor, as the case may be, terminates your employment as Executive Chairman without Cause during the Change in Control Period, provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your termination of employment, you shall be entitled to the termination benefits set forth in Section 2(b) of the Severance CIC Agreement. If, after December 31, 2020, the Company or its successor, as the case may be, terminates your employment as Executive Chairman without Cause within twelve (12) months following such Change in Control, you will no longer be entitled to any benefits under the Severance CIC Agreement and instead you shall be entitled to (i) the Accrued Compensation and (ii) immediate acceleration of all of the then- unvested shares subject to your Equity Awards.

e.Other Terminations; Cessation of Board Service. Except as provided under Section 9 below, in the event your employment is terminated for Cause, your employment terminates due to your death or Disability, you voluntarily resign your employment for any reason or you resign from the Board, are not re-nominated or re-elected to the Board, or you are removed from the Board, you will be paid only the Accrued Compensation.

9.Change in Control.

a.In the event a Change in Control occurs following December 31, 2020 and at such time you are serving as a Board member, but are no longer serving as Executive Chairman, then you shall be entitled to immediate acceleration of all of the then-unvested shares subject to your Equity Awards.

b.Notwithstanding anything to the contrary, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute your unvested Equity Awards as provided in Section 21.1 of the 2017 Equity Plan, in connection with a Corporate Transaction (as defined in the 2017 Equity Plan), or as provided in Section 12 of the 2013 Stock Plan in connection with a Change of Control (as defined in the 2013 Stock Plan) then notwithstanding any other provision in this Agreement, the Equity Plans or any equity award agreement to the contrary, each of your then-outstanding and unvested Equity Awards, other than performance awards, that are not assumed, converted, replaced or substituted, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Corporate Transaction or Change of Control, as applicable, and terminate to the extent not exercised (as applicable) upon the Corporate Transaction or Change of Control, as

Exhibit 10.19
applicable. With respect to performance awards, the vesting for such performance awards will accelerate as set forth in the terms of the applicable performance-based equity award agreement.

10.Definitions. As used in this Agreement, the following terms have the following meanings:

a.“Cause” means (i) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, (ii) you have engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to you or you have performed such material duties with gross negligence or have breached any material term or condition of this Agreement, your Confidential Information and Invention Assignment Agreement with the Company or any other material agreement with the Company or any Company policy, including its code of conduct, in any case after written notice by the Company of such misconduct, performance issue, gross negligence or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, performance issue, gross negligence or breach is, by its nature, not curable, or (iii) you have committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company.

b.“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

11.Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

12.Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of service as Executive Chairman with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of service as Executive Chairman to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the

Exhibit 10.19
applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed.

13.At Will Employment. Your service with the Company as Executive Chairman is for no specific period of time. Your service with the Company will be “at will,” meaning that either you or the Company may terminate your service as Executive Chairman at any time and for any reason, with or without cause, subject to the terms of Section 8 of this Agreement. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your service as Executive Chairman may only be changed in an express written agreement signed by you and the Chairman of the Board (if not you) or the Lead Independent Director.

14.Confidential Information and Other Company Policies. You will continue to be bound by and comply fully with your Confidential Information and Invention Assignment Agreement with the Company (the “Confidentiality Agreement”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

15.Company Records and Confidential Information.

a.Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of your service as Executive Chairman, subject to your reasonable needs to fulfill your fiduciary duties as a member of the Board, if applicable.

Exhibit 10.19
b.Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

16.Indemnification. You will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will continue to be subject to indemnification as required by the Company’s Bylaws and the Indemnification Agreement previously entered into between you and the Company.

17.Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Orange County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your service as Executive Chairman with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

18.Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment and forfeiture policy and any additional compensation recoupment policy or amendments to the then-current policy adopted by the Board or any committee thereof as required by law during the term of your service as Executive Chairman with the Company that is applicable generally to executive officers of the Company.

19.Miscellaneous.

a.Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

b.Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to

Exhibit 10.19
the Chairman of the Board (if not you) and the Lead Independent Director at the Company’s corporate headquarters.

c.Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and the Chairman of the Board (if not you) or the Lead Independent Director. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

d.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

e.Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

f.Entire Agreement. This Agreement, the Severance CIC Agreement (as amended by this Agreement), the Confidentiality Agreement, the Equity Plans and the equity award agreements representing your Equity Awards represent the entire agreement between the parties concerning the subject matter herein (and expressly supersede any prior agreements that you may have entered into regarding your employment as Chief Executive Officer of the Company). It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

g.Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

h.Survival. The provisions of this Agreement shall survive the termination of your service as Executive Chairman for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

[SIGNATURE PAGE TO AGREEMENT FOLLOWS]

Exhibit 10.19
Please sign and date this Agreement, and return it to me if you wish to accept service as Executive Chairman at the Company under the terms described above.

Best regards,

/s/ Chuck Cory
Chuck Cory
Lead Independent Director of the Board of Directors
Alteryx, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my service as Executive Chairman with the Company as set forth in this Agreement.

By: /s/ Dean A. Stoecker
Dean A. Stoecker

Date: 10/3/2020

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